Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-278372, 333-269427 and 333-275555) and Form S-3 (File No. 333-276847) of Genelux Corporation of our report dated March 28, 2025, (which report contains an explanatory paragraph relating to substantial doubt about Genelux Corporation’s ability to continue as a going concern) relating to the financial statements of Genelux Corporations as of December 31, 2024 and 2023 and for the years then ended which appears in this Form 10-K.

/s/Weinberg & Company, P.A.

Los Angeles, California

March 28, 2025